Exhibit 99

FOR IMMEDIATE RELEASE                                              July 20, 2004

Contact:
R. E. Coffman, Jr.   or   David G. Ratz            William F. Martin
President & CEO           Executive VP & COO       President
Oak Hill Financial, Inc.                           Ripley National Bank
14621 SR 93                                        101 Main Street
Jackson, OH 45640                                  Ripley, OH 45167
(740) 286-3283                                     (937) 392-4349

            Oak Hill Financial, Inc. To Acquire Ripley National Bank

Jackson and Ripley, Ohio - Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) and Ripley National Bank jointly announced today the signing of a definitive agreement for the acquisition of Ripley National by Oak Hill.

Under the terms of the agreement, Oak Hill will pay $5.5 million in cash for 100% of the common and preferred stock of Ripley National. The transaction is expected to be completed by October 1, pending Oak Hill and Ripley National shareholder approval, regulatory approval, and other customary conditions of closing.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its banking affiliate, Oak Hill Banks, operates 27 full-service branches and four loan production offices in 14 counties in southern and central Ohio. Oak Hill also owns Action Finance, a consumer finance company with six offices in the same region; McNelly Patrick & Associates, an insurance agency specializing in employee benefits; and 49% of Oak Hill Title Agency LLC.

Founded in 1864, Ripley National Bank operates banking offices in the communities of Ripley and Georgetown, both in Brown County, Ohio. Upon completion of the transaction, these offices will become branches of Oak Hill Banks. The transaction is expected to bring approximately $55 million in assets to Oak Hill, which had total assets of $981 million at June 30, 2004.

Regarding the proposed transaction, Ripley National Bank President William Martin stated, "We are excited about the opportunity to join the Oak Hill team. Oak Hill Financial is a strong company with an excellent history of growth and service to southern Ohio. They believe in community banking, and they've been successful by staying focused on their customers and the needs of their markets."

Martin believes that the combination will provide significant benefits to Ripley National's customers and employees. "By becoming part of Oak Hill, our branches will be able to offer a broader range of competitive banking products and services, and our employees can grow and prosper as part of a larger and more rapidly growing company."

Oak Hill Financial President and CEO R.E. Coffman, Jr. stated, "We are very pleased that Ripley National Bank will be joining the Oak Hill Financial family. Their market is very similar to many of the areas in which we've been successful in southern Ohio, and they have an excellent history of service to their local communities."

Regarding the expected benefits of the transaction to Oak Hill Financial, Coffman said, "We expect the addition of Ripley National to be slightly accretive to earnings per share in the first year and about 5% accretive in the following years. We also believe that the Ripley National locations will be an excellent springboard for growth in Brown County and the surrounding areas going forward."

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In addition, Coffman noted the strong fit between the southern Ohio market areas served by the two banks. "We think that this is an excellent match geographically," he said. "We are currently concentrated in the Cincinnati-Dayton metro area and in rural southern Ohio. Ripley National is located in between those two areas and will nicely fill a gap in our current footprint."

Ripley National will be Oak Hill Financial's fourth acquisition since 1997. That year, Oak Hill acquired Unity Savings Bank of McArthur, Ohio. In 1999, the company acquired Towne Financial Corporation and its subsidiary, Blue Ash Building and Loan, in suburban Cincinnati. In 2001, Oak Hill acquired employee benefits agency McNelly, Patrick & Associates of Jackson, Ohio "Our previous acquisitions have been major contributors to our continued growth and success, and we are confident that Ripley National will significantly enhance shareholder value as well," said Coffman.

At June 30, 2004, Oak Hill Financial had total assets of $980.8 million, loans of $854.1 million, deposits of $779.9 million, and shareholders' equity of $81.2 million. At the same date, Ripley National had $55.9 million in total assets, $43.5 million in loans, $50.8 million in deposits, and $4.6 million in shareholders equity.

J. G. Francis & Company, LLC is serving as Ripley National Bank's advisor and Friedman, Billings, and Ramsey is assisting Oak Hill Financial in connection with the transaction.

                     Oak Hill Financial/Ripley National Bank
                               Summary Fact Sheet

Announcement Date:    July 20, 2004

Deal Structure:       100% cash
                      Definitive agreement signed
                      Due diligence completed
                      $500,000 break-up fee

Terms: $5.5 million in cash for 100% of the common and preferred stock of Ripley National Bank

Timing: Subject to normal regulatory approval and shareholder approval by both companies.
                      Closing expected by October 1, 2004.

Pricing:              Price to book value (6/30/04) (1)             120%
                      Price to adjusted book value (6/30/04) (2)    139%
                      Price to trailing earnings (6/30/04)(3)       N/A

      (1) Ripley National book value at June 30, 2004 includes $2.6 million in common equity and $2.1 million in preferred equity.

      (2) Ripley National anticipates additional loan loss provision expense of $1.0 million (pre-tax) prior to the merger with Oak Hill, which on a pro forma basis will reduce shareholders equity to $4.0 million.

      (3) Ripley National posted a loss of $1.3 million for the 12 months ended June 30, 2004, primarily due to credit quality issues and the resulting increase in loan loss provision expense.

Transaction Rationale:

* Expansion into an area of southern Ohio not currently served by Oak Hill, thus "filling in" Oak Hill's footprint within that region.

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*     Substantial potential cost savings converting Ripley National from a stand-alone bank to branches of Oak Hill.

* Growth potential within Ripley National's existing customer base, which represents a built-in market for Oak Hill's broader product line.

* Oak Hill will have the opportunity to enhance Ripley National's net interest and noninterest income.

                  Oak Hill Financial Inc./Ripley National Bank
                        Pro Forma Combined Fact Sheet (4)
                                  June 30, 2004
                                    Unaudited
                                ($ in thousands)

                                            Oak Hill      Ripley      Pro Forma
                                            -----------------------------------

Total assets                                $980,783     $54,855     $1,035,638
Loans receivable (5)                         854,081      43,481        897,562
Deposits                                     779,890      50,827        830,717
Borrowings                                   116,159         588        116,747
Other liabilities                              3,499        -510          2,989
Shareholders' equity (5)                      81,235       3,950         85,185
Equity/assets                                   8.28%       7.20%          8.23%
Number of full-service banking offices            27           2             29

      (4)   Does not include merger-related expenses or synergies.

      (5) Adjusted for Ripley National's anticipated loan loss provision expense of $1.0 million (pre-tax) prior to the merger with Oak Hill.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.